Exhibit 10.1

December 9, 2004

Board of Directors

Bank of the James Financial Group, Inc.

Bank of the James

Lady and Gentlemen:

It is with regret that I submit my resignation as a board member of both Bank of the James Financial Group, Inc. and Bank of the James. These resignations are effective December 31, 2004. I am resigning due to personal reasons and I wish the Bank my very best.

Sincerely,

/s/ Carl B. Hutcherson, Jr.
Carl B. Hutcherson, Jr.